Innovative Eyewear

Smartglasses with prescription lenses

August 11, 2021

<u>Via Electronic Mail</u>
Mr. Konrad Dabrowski
3637 Charles Avenue
Miami, Florida 33133

Re: <u>Offer of Employment</u>

Dear Konrad,

It is our pleasure to offer you a position at Innovative Eyewear, Inc. (the "**Company**"). This letter agreement (the "**Letter Agreement**") outlines the terms of your employment at the Company as follows:

1. <u>Position and Duties:</u> You will work as the Chief Financial Officer, reporting to the Company's Chief Executive Officer. This is a part-time position for which you agree to devote approximately 50% (fifty percent) of your working hours. It is understood that you will work from the Company's Miami, Florida office, or as otherwise coordinated with the Company.

2. <u>Term</u>: The term of your employment shall commence on **September 1, 2021** ("**Start Date**"), and shall continue, unless terminated by either you or the Company as set forth in Section 7 below (all periods of your employment with the Company under this Letter Agreement, the "**Term**").

3. <u>Compensation:</u>

   a. <u>Base Salary</u>. You will be compensated at an annual base salary rate of $100,000.00 (One Hundred Thousand Dollars) to be paid to you no less frequently than monthly, less payroll deductions and required withholdings, in accordance with the Company's standard payroll procedures.

   b. <u>Discretionary Bonus.</u> The Company may choose in the exercise of its sole discretion to grant you an annual bonus in an amount to be determined in its sole discretion.

   c. <u>Option Grant</u>. On the Start Date, the Company shall grant to you an option to purchase 60,000 (Sixty Thousand) shares of common stock of the Company (the "**Option**") at a strike price equal to the fair market price of such common shares on the date of grant. The Option shall vest at the rate of 1/36th per month for thirty-six months. The Option shall be subject to the terms of the Innovative Eyewear, Inc. Equity Incentive Plan (the "**Equity Plan**") and any share grant agreement provided by the Equity Plan. You shall be responsible for all income taxes imposed as a result of such grant except the Company's share of FICA taxes.

4. <u>Benefits</u>: You shall be eligible for any fringe benefits offered by the Company on the same terms and conditions as other executives. The Company reserves the right, in its sole

discretion, to amend or terminate any employee benefit plan in accordance with applicable law.

5. Paid Time Off: You shall be entitled to two weeks of paid vacation in accordance with the Company's policies. You shall also be entitled to paid time off on holidays recognized by the Company. In addition to vacation days, you will be eligible to accrue and use paid sick time in accordance with Company policy. The Company shall not pay you for accrued and unused vacation or sick days when your employment terminates for any reason.

6. Business Expense Reimbursement: You will be entitled to reimbursement of pre-approved business expenses incurred by you in the course of your performance of your duties, as per Company policy, provided that you submit to the Company applicable invoices and other documentation, in form and in substance satisfactory to the Company.

7. Termination:

   a. At-Will Employment. **Your employment with the Company is on an at-will basis, meaning that either you or the Company may terminate your employment and you may resign, in either case at any time, for any reason.** It is agreed, however, that both you and the Company shall give sixty (60) days' written notice of termination or resignation. In the event that you notify the Company of your resignation, or the Company terminates your employment, the Company shall have the right to determine in its sole discretion whether or not you will actively work during the 60-day notice period. Regardless of whether the Company has you perform work during the 60-day notice period, you will be paid for the 60-day notice period. Please note that neither this Letter Agreement nor any oral or written representations by the Company constitute a contract of employment with the Company for any guaranteed specific period of time.

   b. Termination for Cause. Notwithstanding that which is set forth above, the Company shall have the right to terminate your employment immediately for Cause. For purposes of this Letter Agreement, "**Cause**" means (i) gross and willful misconduct on your part in connection with the performance of your duties and responsibilities; (ii) your material breach of any material provision of this Agreement; (iii) commission by you of fraud, embezzlement, misrepresentation or an act of dishonesty in connection with your duties hereunder; (iv) your conviction of, or a plea of "guilty" or "no contest" to, a felony, or a misdemeanor involving moral turpitude, whether arising under the laws of the United States or any state thereof; or (v) your willful and repeated refusal or failure to follow specific, lawful, and reasonable written directions of the CEO.

8. Company Property: You are obligated to use Company property in accordance with Company guidelines, and to return any such property to the Company upon the Company's request, and in any case upon the termination of your employment for any reason. You shall also, upon request, deliver all usernames, passcodes, or other login credentials needed for access to any electronic documents, websites, accounts, devices, or computer systems of the Company.

9. Confidential Information, Intellectual Property, Restrictive Covenants:

a. Confidential Information. You agree that during and after your employment you will hold the Company's Confidential Information (defined below) in strict confidence and will neither use the information nor disclose it to anyone, except to the extent necessary to carry out your responsibilities as an employee of the Company or as specifically authorized in writing by a duly authorized officer of the Company. For purposes of this Agreement, the term "**Confidential Information**" means: (i) Trade Secrets, inventions, mask works, ideas, concepts, drawings, materials, documentation, procedures, diagrams, specifications, models, processes, formulae, source and object codes, data, software, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques; (ii) information regarding research, development, products, marketing plans, market research and forecasts, bids, proposals, quotes, business plans, budgets, financial information and projections, overhead costs, profit margins, pricing policies and practices, accounts, processes, planned collaborations or alliances, licenses, suppliers and customers; (iii) operational information including deployment plans, means and methods of performing services, operational needs information, and operational policies and practices; and (iv) any information obtained by the Company from any third party that the Company treats or agrees to treat as confidential or proprietary information of the third party. "**Trade Secrets**" means any information, including any data, plan, drawing, specification, pattern, procedure, method, computer data, system, program or design, device, list, tool, or compilation, that relates to the present or planned business of the Company and which: (i) derives economic value, actual or potential, from not being generally known to, and not readily ascertainable by proper means to, other persons who can obtain economic value from their disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain their secrecy. To the extent that the foregoing definition is inconsistent with a definition of "trade secret" under applicable law, the latter definition shall control.

b. Defend Trade Secrets Act. Misappropriation of a Trade Secret of the Company in breach of this Agreement may subject you to liability under the federal Defend Trade Secrets Act ("**DTSA**"), entitle the Company to injunctive relief, and require you to pay compensatory damages, double damages, and attorneys' fees to the Company. Notwithstanding any other provision of this Agreement, you hereby are notified in accordance with the DTSA that you will not be held criminally or civilly liable under a federal or state law for the disclosure of a trade secret that is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, provided that you must file any document containing the trade secret under seal, and must not disclose the trade secret, except pursuant to court order.

c. Ownership of Inventions. All ideas, data, deliverables, reports, work products, innovations, improvements, know-how, inventions, designs, developments, techniques, methods and other results of your employment with the Company (in draft and final

forms), and all related documentation (such as, but not limited to, notes, records, documents, drawings, and designs), which you make, conceive, reduce to practice, or develop in whole or in part, either alone or jointly with others, in connection with his services to the Company or which relate to any Confidential Information (collectively, the "**Inventions**") will be the sole and exclusive property of the Company , and will be considered "**works made for hire**" pursuant to the United States Copyright Act (17 U.S.C. Section 101). You hereby assign to the Company or its designees all of your right, title and interest in and to all of the foregoing without compensation. To the extent the you have any "moral rights" in the Inventions which are not assignable by law, you hereby waive any such moral rights relating to the Inventions, including any and all rights of identification of authorship and any and all rights of approval, restriction or limitation on use or subsequent modifications. You further represent that, to the best of your knowledge and belief, none of the Inventions that you create will violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other rights of any person, firm or corporation, and that you will use your commercially reasonable efforts to prevent any such violation.

d. Non-Solicitation of Personnel. During your employment with the Company and for a period of twelve (12) months following the termination of your employment (the "**Restricted Period**"), you shall not, directly or indirectly, solicit, induce, recruit or encourage any Protected Personnel of the Company to leave their employment, or end their engagement with the Company, to provide services for you or any other person, business, or organization. "**Protected Personnel**" means: (i) any person currently employed or engaged as an independent contractor by the Company; and (ii) any former employee or independent contractor of the Company, for a period of three (3) months after termination of such employee's employment, or independent contractor's engagement, with the Company.

e. Non-Competition. During the Term, and during the Restricted Period, you shall not, anywhere within the United States, either as principal, agent, employee, consultant, partner, officer, director, shareholder, or in any other individual or representative capacity, own (more than 5%), manage, finance, operate, control, or otherwise engage or participate in any manner or fashion in, a business that is involved in the invention, production, marketing, or sale of eyeglasses that incorporate technology into their frames or lenses.

10. Survival of Provisions. The obligations contained in Sections 8 and 9 shall survive the termination of your employment with the Company and shall be fully enforceable thereafter.

11. Governing Policies, Agreements and Law: During the Term, you will be expected to abide by all Company policies, as established from time to time. The terms of your employment, as well as your post-employment obligations, will be governed by such Company policies, the terms of this Letter Agreement, and applicable law. It is agreed that the terms of this Letter Agreement supersede any previous written or verbal communications between you and the Company.

12. Conflicts of Interest: By your signature below, you represent that you are not bound by any agreement (in whatever form) with a third party, where such agreement would in any way limit your ability to perform your obligations under this Letter Agreement, and you agree that at no time during your employment with the Company will you undertake responsibilities or obligations that will present a conflict of interest with, or limit your ability to fulfill the duties of your position with the Company.

13. Dispute Resolution/Binding Arbitration: Any dispute, controversy, or claim arising out of or relating to this Letter Agreement, its enforcement, arbitrability, or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions and your employment with the Company, including any alleged violation of statute, common law or public policy, shall be submitted to final and binding arbitration before the American Arbitration Association ("**AAA**") to be held in Miami, Florida, before a single arbitrator, in accordance with then-current AAA Employment Arbitration Rules. The arbitrator shall issue a written opinion stating the essential findings and conclusions on which the arbitrator's award is based. The Company will pay the arbitrator's fees and arbitration expenses and any other costs unique to the arbitration hearing (recognizing that each side bears its own deposition, witness, expert and attorney's fees and other expenses to the same extent as if the matter were being heard in court). If, however, any party prevails on a statutory claim that affords the prevailing party attorneys' fees and costs, then the arbitrator may award reasonable attorneys' fees and costs to the prevailing party. Any dispute as to who is a prevailing party and/or the reasonableness of any fee or costs shall be resolved by the arbitrator.

If you wish to accept employment at the Company under the terms described above, then please sign and date this Letter Agreement, as well as attached Schedule A, and send a scanned copy of the signed documents by email to konradwdabrowski at gmail.com.

Please note that the Company's offer of employment is conditional upon your providing to the Company, within the first three (3) days of your employment, documentation that you are authorized to work in the United States. In addition, the Company reserves the right to conduct a background check in accordance with applicable law.

We are excited to have you join the team. If you have any questions, please feel free to contact me.

Very truly yours,

INNOVATIVE EYEWEAR, INC.

By: [signature] ______________________

Harrison Gross, CEO

AGREED TO AND ACCEPTED BY:

Dabrowski K. ______________________

Konrad Dabrowski